Exhibit 99.1

March 6, 2013

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com

HFF, Inc. reports fourth quarter and full year 2012 financial and transaction production results

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the fourth quarter and full year of 2012. Based on transaction volume, HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector.

Consolidated Earnings

Fourth Quarter Results

Since going public in 2007, the Company recorded its highest quarterly revenue of $97.3 million for the fourth quarter of 2012, an increase of $21.4 million, or approximately 28.1%, compared to $75.9 million in the fourth quarter of 2011. The Company generated operating income of $21.6 million for the fourth quarter of 2012, which was also a new high-watermark for any quarter and represents an increase of $3.2 million, or approximately 17.4%, compared to $18.4 million for the fourth quarter of 2011. This increase in operating income is primarily attributable to the $21.4 million increase in revenue which was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with, in part, (i) the net growth in headcount of 76 new associates over the past twelve months, (ii) an increase in our incentive compensation including firm and office profit participation expenses directly tied to performance-based metrics and (iii) an increase in compensation expenses directly tied to transaction professionals recruited in 2009 and 2010 who have successfully achieved contractual performance-based metrics, and (b) increased operating, administrative and other costs related, in part, to the Company’s headcount growth and production volume, such as office expansion-related occupancy costs and travel and entertainment expenses.

HFF reports fourth quarter and full year 2012 financial results

Interest and other income, net, totaled $7.5 million in the fourth quarter of 2012, an increase of $3.8 million, or approximately 102.6%, compared to $3.7 million in the fourth quarter of 2011. This was primarily a result of increased income recognized on the Company’s initial recording of mortgage servicing rights as well as increased other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.

The Company recorded an income tax benefit of $6.7 million in the fourth quarter of 2012, compared to income tax expense of $8.6 million in the fourth quarter of 2011, a decrease of $15.3 million, or approximately 178.5%. This decrease in income tax expense is primarily due to the reversal of the remaining valuation allowance on our deferred tax assets of $19.5 million during the fourth quarter of 2012.

The impact of the Company’s adjustment to reverse the valuation allowance was to increase the deferred tax asset by $19.5 million and to correspondingly decrease income tax expense by $18.8 million. The reversal of the valuation allowance and its impact on net income was partially offset by a decrease in other income related to the increase in the payable under the tax receivable agreement of $16.0 million.

The Company reported net income attributable to controlling interest of $19.6 million for the quarter ended December 31, 2012, an increase of $7.0 million, or 55.2%, compared with net income attributable to controlling interest of $12.7 million for the same period in the prior year (after a downwards adjustment to net income of approximately $0.6 million to reflect the impact of the noncontrolling interest of HFF Holdings LLC (Holdings) in the Operating Partnerships). Net income attributable to controlling interest for the quarter ended December 31, 2012 was $0.52 per diluted share compared to $0.35 per diluted share for the fourth quarter of 2011, an increase of $0.17 per diluted share, or 48.6%. The effect of the adjustments for the reversal of the deferred tax asset valuation allowance and the related impact on the payable under the tax receivable agreement resulted in an overall net increase to net income of approximately $2.8 million, or $0.07 per share on a fully diluted basis, for the quarter ended December 31, 2012.

Adjusted EBITDA (non-GAAP measure whose reconciliation to net income attributable to controlling interest can be found within this release) for the fourth quarter of 2012 was a record $27.8

HFF reports fourth quarter and full year 2012 financial results million, which represents an increase of $5.7 million, or 25.6%, as compared to $22.1 million in the fourth quarter of 2011. The increase in Adjusted EBITDA is primarily due to the increases in operating income and interest and other income, net, as previously noted above.

Full Year Results

The Company reported record full year revenues of $285.0 million for the year ended December 31, 2012, an increase of $30.3 million, or approximately 11.9%, compared to revenues of $254.7 million during the same period in 2011. Operating income for the year ended December 31, 2012 was $50.1 million compared to operating income of $53.4 million for the year ended December 31, 2011, representing a decrease of $3.3 million, or 6.1%. This decline in operating income is primarily attributable to (a) increases in the Company’s compensation-related costs and expenses associated with, in part, (i) the net growth in headcount of 76 new associates over the past twelve months, (ii) an increase in our incentive compensation including firm and office profit participation expenses directly tied to performance-based metrics, and (iii) an increase in compensation expenses directly tied to transaction professionals recruited in 2009 and 2010 who have successfully achieved contractual performance-based metrics, (b) increased operating, administrative and other costs related, in part, to the Company’s headcount growth, such as office expansion-related occupancy costs, supplies, research and printing, and travel and entertainment expenses, and (c) an increase in stock compensation expense primarily related to mark-to-market adjustments on outstanding liability-based stock awards which are required to be revalued each quarter.

Interest and other income, net, totaled $20.0 million for the year ended December 31, 2012, an increase of $5.1 million, or approximately 33.9%, compared to $15.0 million for the comparable period in 2011. This was primarily a result of increased income recognized on the Company’s initial recording of mortgage servicing rights as well as increased other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.

Income tax expense for the year ended December 31, 2012 was approximately $8.7 million, a decrease of $13.7 million, or approximately 61.3%, compared to approximately $22.4 million of income tax expense for the same period in 2011. This decrease in income tax expense is primarily due to the reversal of the valuation allowance on our deferred tax assets of $21.9 million during the year ended December 31, 2012.

HFF reports fourth quarter and full year 2012 financial results

The impact of reversal of the valuation allowance and the effect of changes in the rates used to measure the deferred tax assets on income tax expense for the years ended December 31, 2012 and 2011 was a decrease of $20.7 million and $4.6 million, respectively. The adjustment to the Company’s deferred tax asset and its impact on the Company’s tax expense was partially offset by a corresponding decrease in other income related to the increase in the liability “payable under the tax receivable agreement” which reduced income before income taxes by $17.4 million and $3.9 million during the years ended December 31, 2012 and 2011, respectively, as reflected in the “(Increase) decrease in payable under tax receivable agreement” (as shown on the consolidated operating results before the line item “Income before income taxes”).

The Company reported net income attributable to controlling interest for the year ended December 31, 2012 of $43.9 million (after a downwards adjustment to net income of $0.2 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships), an increase of $3.8 million, or 9.6%, compared with $40.0 million for the year ended December 31, 2011 (after a downwards adjustment to net income of $2.0 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships). Net income attributable to controlling interest for the year ended December 31, 2012 was $1.18 per diluted share, as compared to net income attributable to controlling interest of $1.11 per diluted share for the same period in 2011, an increase of $0.07 per diluted share, or 6.3%. The effect of the adjustments for the reversal of the deferred tax asset valuation allowance and the changes in the tax rates used to measure the deferred tax assets and the related impact on the payable under the tax receivable agreement resulted in an overall net increase to net income of approximately $3.3 million, or $0.09 per share on a fully diluted basis, for the year ended December 31, 2012 and an overall net increase to net income of approximately $0.7 million, or an estimated $0.02 per share on a fully diluted basis, for the year ended December 31, 2011.

Adjusted EBITDA for the year ended December 31, 2012 was $70.0 million, which represents an increase of $1.0 million, or 1.5%, as compared $69.0 million for the year ended December 31, 2011. The increase in Adjusted EBITDA is primarily attributable to the previously-noted changes in operating income and interest and other income, net. Adjusted EBITDA for 2012 represented a new high-watermark for the Company.

HFF reports fourth quarter and full year 2012 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Dec. 31,		For the Year Ended Dec. 31,
	2012	2011	2012	2011
Revenue	$97,303	$75,939	$284,974	$254,679

Operating expenses:
Cost of services	53,896	42,199	163,937	143,979
Operating, administrative and other	20,329	13,921	65,153	52,701
Depreciation and amortization	1,514	1,449	5,767	4,627

Total expenses	75,739	57,569	234,857	201,307

Operating income	21,564	18,370	50,117	53,372

Interest and other income, net	7,506	3,704	20,049	14,968
Interest expense	(10)	(7)	(42)	(29)
(Increase) decrease in payable under the tax receivable agreement	(16,145)	(210)	(17,358)	(3,890)

Income before income taxes	12,915	21,857	52,766	64,421

Income tax (benefit) expense	(6,732)	8,581	8,661	22,371

Net income	19,647	13,276	44,105	42,050

Net income attributable to noncontrolling interest (1)	—	614	243	2,031

Net income attributable to controlling interest	$19,647	$12,662	$43,862	$40,019

Earnings per share - basic	$0.53	$0.35	$1.19	$1.12
Earnings per share - diluted	$0.52	$0.35	$1.18	$1.11
Weighted average shares outstanding - basic	37,171,214	36,066,224	36,917,096	35,867,610
Weighted average shares outstanding - diluted	37,531,407	36,334,087	37,151,792	36,125,173

Adjusted EBITDA	$27,823	$22,145	$70,002	$68,995

HFF reports fourth quarter and full year 2012 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

Fourth Quarter Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months Ended December 31,
By Platform	2012		2011
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$7,915,564	309	$4,565,431	168
Investment Sales	5,008,831	138	4,500,939	122
Structured Finance	1,440,247	22	1,048,188	24
Loan Sales	184,255	6	207,734	12

Total Transaction Volume	$14,548,897	475	$10,322,292	326

Average Transaction Size	$30,629		$31,663

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,039,500		$1,853,000
Loan Servicing Portfolio Balance	$31,332,392	2,281	$27,200,019	2,125

The Company reported production volumes for the fourth quarter of 2012 totaling approximately $14.5 billion on 475 separate transactions, representing an increase in production volumes of approximately $4.2 billion, or 40.9%, and an increase of 149 separate transactions or approximately 45.7% in the number of transactions when compared to fourth quarter of 2011 production of approximately $10.3 billion on 326 transactions. The average transaction size for the fourth quarter of 2012 was $30.6 million, approximately 3.3% lower than the comparable figure of approximately $31.7 million for the fourth quarter of 2011.

•	Debt Placement production volume was approximately $7.9 billion in the fourth quarter of 2012, representing an increase of 73.4% over fourth quarter of 2011 volume of approximately $4.6 billion.

•	Investment Sales production volume was approximately $5.0 billion in the fourth quarter of 2012, representing an increase of 11.3% over fourth quarter of 2011 volume of approximately $4.5 billion.

HFF reports fourth quarter and full year 2012 financial results

•	Structured Finance production volume was approximately $1.4 billion in the fourth quarter of 2012, an increase of 37.4% over the fourth quarter of 2011 volume of approximately $1.0 billion.

•	Loan Sales production volume was approximately $184.3 million for the fourth quarter of 2012, a decrease of 11.3% from the fourth quarter of 2011 volume of $207.7 million.

•

At the end of the fourth quarter of 2012, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may result in additional future revenue was approximately $2.0 billion compared to approximately $1.9 billion at the end of the fourth quarter of 2011, representing a 10.1% increase.

•

The principal balance of HFF’s Loan Servicing portfolio increased $4.1 billion to more than $31.3 billion, a new high-watermark, at the end of the fourth quarter of 2012 from $27.2 billion at the end of the fourth quarter of 2011, representing an increase of approximately 15.2%.

HFF reports fourth quarter and full year 2012 financial results

Full Year Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Twelve Months Ended December 31,
By Platform	2012		2011
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$23,353,562	861	$18,671,548	644
Investment Sales	15,113,037	393	12,637,607	344
Structured Finance	2,487,811	71	1,956,478	66
Loan Sales	919,787	33	2,343,277	47

Total Transaction Volume	$41,874,197	1,358	$35,608,910	1,101

Average Transaction Size	$30,835		$32,342

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,039,500		$1,853,000
Loan Servicing Portfolio Balance	$31,332,392	2,281	$27,200,019	2,125

Production volumes for the year ended December 31, 2012 totaled approximately $41.9 billion on 1,358 transactions, which was a new high-watermark for the number of transactions and represents a 17.6% increase in production volume and a 23.3% increase in the number of transactions when compared to the production volumes of approximately $35.6 billion on 1,101 transactions for the comparable period in 2011. The average transaction size for the year ended December 31, 2012 was $30.8 million, representing a 4.7% decrease from the comparable figure of $32.3 million in the year ended December 31, 2011. It should be noted that there was one unusually large loan sale during 2011. If we would adjust the 2011 production volumes to exclude this one unusually large loan sale transaction, the Company’s 2012 production volume would have increased by approximately 21.4% as compared to the adjusted 2011 production volumes of $34.5 billion and the Company’s average transaction size for 2012 would have only decreased by 1.6% as compared to the adjusted 2011 average transaction size of approximately $31.3 million.

•	Debt Placement production volume was approximately $23.4 billion in 2012, representing an increase of 25.1% over 2011 volume of approximately $18.7 billion.

•	Investment Sales production volume was approximately $15.1 billion in 2012, representing an increase of 19.6% over 2011 volume of approximately $12.6 billion.

HFF reports fourth quarter and full year 2012 financial results

•	Structured Finance production volume was approximately $2.5 billion in 2012 (a new high-watermark), an increase of 27.2% over 2011 volume of approximately $2.0 billion.

•

Loan Sales production volume was approximately $0.9 billion in 2012, a decrease of 60.7% from 2011 volume of $2.3 billion. It should be noted that there was one unusually large loan sale during 2011. If we would adjust the production volumes to exclude this transaction, the loan sales production volume would have decreased by 24.6%.

•

At the end of 2012, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may result in additional future revenue was approximately $2.0 billion compared to approximately $1.9 billion at the end of 2011, representing a 10.1% increase.

•

The principal balance of HFF’s Loan Servicing portfolio increased $4.1 billion to more than $31.3 billion, a new high-watermark, at the end of 2012 from $27.2 billion at the end of 2011, representing an increase of approximately 15.2%.

Business Comments

Pursuant to its strategic growth initiatives, the Company continued to expand its total employment and production ranks to their respective highest levels since the Company went public in January 2007. The Company’s total employment reached 574 associates as of December 31, 2012, which represents a net increase of 76, or 15.3%, over the comparable total of 498 associates as of December 31, 2011. HFF’s total number of transaction professionals reached 229 as of December 31, 2012, which represents a net increase of 38, or 19.9%, over the comparable total of 191 as of December 31, 2011. Over the past twelve months, we strategically opened new offices in Denver, CO and Orlando, FL and continued to add transaction professionals to our existing lines of business and product specialties through the promotion and recruitment of associates in our Atlanta, GA, Austin, TX, Boston, MA, Chicago, IL, Dallas, TX, Denver, CO, Los Angeles, CA, Miami, FL, New York City, NY, Orange County, CA, Pittsburgh, PA, Portland, OR, San Diego, CA, and Washington, DC offices. Our significant growth in both our associate and transaction professional ranks illustrates the Company’s investment and commitment to strategically grow its business by taking advantage of all appropriate opportunities in an effort to better serve its clients and grow its market share.

HFF reports fourth quarter and full year 2012 financial results

“Due primarily to the ongoing and unprecedented quantitative easing by the U.S. Federal Reserve, whose balance sheet has now grown to more than $3 trillion, as well as continued quantitative easing by other global central banks, we continued to see improvement in the public and private sectors of the U.S. commercial real estate capital markets. These improved conditions coupled with an economy that continues to slowly improve continue to benefit certain sectors of the U.S. commercial real estate market, especially core and core plus properties in the major tier-one markets and distressed assets in select major markets,” said John H. Pelusi, Jr., the Company’s chief executive officer.

“As we have noted in previous quarters, there are a number of macro headwinds which have the potential to negatively impact these improving conditions in the global economy as well as transaction volumes in the U.S. capital and commercial real estate markets. The Eurozone’s continued inability to resolve its sovereign debt problems and the inter-related tier-one capital issues in the majority of the European banks, the continued tensions in the Middle East as well as in North Korea, the future reversal of the quantitative easing of all of the global central banks, especially the U.S. Federal Reserve whose balance sheet has increased by more than $2 trillion since 2008, the continuing and growing deficits and the unresolved budget and sequestration issues in the U.S. coupled with serious budget choices at the state and local levels and combined with still stubbornly high unemployment levels, have the potential to derail the improving economic and capital market conditions in the U.S. Generally speaking, the U.S. commercial real estate property level fundamentals, while continuing to improve modestly in select property types in most major markets, especially in the multi-housing sector which has significantly outperformed other property types, remain vulnerable to any changes in the macro conditions noted above. Given that property level fundamentals have historically lagged the U.S. economy, with the exception of multi-housing fundamentals, which we believe will continue to outperform other asset classes, we expect flat to modest improvement in property level fundamentals for most property types, especially in secondary and tertiary markets through the remainder of 2013,” said Mr. Pelusi.

HFF reports fourth quarter and full year 2012 financial results

“As we reported in past quarters, since January 1, 2010, we have continuously invested in our business and aggressively pursued our strategic growth initiatives through both organic promotions and recruitment, even in the face of the above-mentioned macro headwinds which we have successfully navigated since 2008. Since January 1, 2010, we have grown our headcount by nearly 53% with the addition of a net total of 198 highly talented associates, including a 44% increase in our production ranks with the addition of 70 net transaction professionals. As a result of our continued strategic growth initiatives coupled with our Leadership Team’s strong discipline of managing our business and our strong balance sheet to support our growth initiatives, we are very pleased to report that we were able to continue to successfully build upon our past achievements as we had a record fourth quarter and full year 2012 in many aspects of our business,” said Mr. Pelusi.

“During 2012, we grew our head count by slightly more than 15% with the addition of a net total of 76 high-quality, talented associates, including a nearly 20% increase in our production ranks with the addition of 38 net transaction professionals. We also added a senior housing team to the Company and during the fourth quarter of 2012 we organized a group of our existing transaction professionals with expertise in healthcare properties to strategically formalize our national healthcare practice group to better serve clients who are attempting to take advantage of the strong macro demographics in this area, as well as assist institutions who are facing significant challenges related to how healthcare will be delivered and funded in the future. Our current headcount of 574 associates, including 229 transaction professionals, are both new high-watermarks for the Company,” said Mr. Pelusi.

“Our record number of 1,358 separate transactions produced full year transaction volume of nearly $42 billion, which nearly equaled the Company’s previous high-watermark of $43.5 billion in 2007. Excluding one unusually large loan sale transaction in the third quarter of 2011, our transaction volumes in the fourth quarter and full year of 2012 were up nearly 41% and 21.4%, respectively, when compared to the prior year comparable periods. Given our strong debt placement activities, which were up over 25% over 2011, we were also able to grow our loan servicing portfolio by approximately $4.1 billion, or more than 15%, to $31.3 billion, which was also a new high-watermark. Based on these strong production totals and our significant headcount growth of new associates and transaction professionals, we believe we again grew our market share relative to the industry during the fourth quarter and full year of 2012,” said Mr. Pelusi.

HFF reports fourth quarter and full year 2012 financial results

“We believe our significant headcount and production growth translated into strong and impressive operating results during the reporting period, many of which were new high-watermarks for the Company. During the fourth quarter and full year of 2012, we generated record quarterly and full year revenues of $97.3 million and $285.0 million, respectively, which were up over 28% and nearly 12% from the comparable periods in 2011. Notwithstanding the fact that potentially 5% to 10% of our fourth quarter revenues may have been attributable to tax-related activity due to the legislative increases in capital gain tax rates, which became effective January 1, 2013, we believe our revenues for both the fourth quarter and full year 2012 would have still been high-watermarks even after giving effect to these possible tax-related transactions. For the fourth quarter and full year 2012, we generated record Adjusted EBITDA of $27.8 million and $70.0 million, respectively, with margins of 28.6% and 24.6%, respectively, which we believe are significant achievements in light of our significant headcount growth and the uncertain global environment in which we were operating. Finally, after giving effect to the payment of the special dividend of approximately $56.3 million in December 2012, we believe we further strengthened our balance sheet when compared to the fourth quarter and full year in 2011, as evidenced by our strong cash and cash equivalent position of $126.3 million at year end 2012, compared to the comparable cash and cash equivalent position of $141.8 million at year end 2011,” added Mr. Pelusi.

“We believe our significant, prudent and continuing investment in our talented associates combined with the ongoing mentoring by our deep Leadership Team will continue to pay long-term dividends, as we believe they have since 2010 as evidenced by our significant growth in revenues and earnings, which we believe the market has likewise recognized based on our ranking in Fortune as the 5th fastest growing company overall and the 3rd based on profit growth, as reported in September 2012. We also believe our strong balance sheet and the continued investment of money, time and experience has and will continue to enable us to better serve our clients, best position the Company to take advantage of future strategic opportunities as they arise, capture additional market share, and take advantage of the forecasted transaction volumes that are likely to arise from the nearly $1.7 trillion of commercial real estate loans that are set to mature between 2013 and 2017,” said Mr. Pelusi.

HFF reports fourth quarter and full year 2012 financial results

“We believe our 229 transaction professionals, who have an average tenure of approximately 17.4 years in the commercial real estate industry, coupled with our enhanced disciplined management oversight from our Leadership Team, will enable us to continue to provide value-add winning solutions for our clients as they navigate these constantly changing inefficient capital markets. We remain grateful to our clients who continue to show their confidence in our ability to create and execute winning strategies for them. We would also like to thank our associates who continue to demonstrate their ability to quickly adapt, innovate and share their collective knowledge from each transaction to provide superior value-added services to our clients,” added Mr. Pelusi.

Non-GAAP Financial Measure

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which, as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income attributable to controlling interest, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss fourth quarter and full year 2012 financial results on Wednesday, March 6, 2013, at 6:00 p.m. Eastern Time. To listen, participants should dial 866-270-6057 in the U.S and 617-213-8891 for international callers approximately 10 minutes prior to the start of the call and enter participant code 65942579. A replay will become available after 8:00 p.m. Eastern Time on Wednesday, March 6, 2013 and will continue through April 6, 2013, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 67895911.

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Wednesday, March 6, 2013 beginning at 6:00 p.m. Eastern Time. The

HFF reports fourth quarter and full year 2012 financial results broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 21 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, private equity and structured finance, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports fourth quarter and full year 2012 financial results

HFF, Inc.

Consolidated Balance Sheets (1)

(dollars in thousands)

(Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS
Cash, cash equivalents and restricted cash (2)	$126,331	$141,843
Accounts receivable, receivable from affiliate and prepaids	4,485	3,918
Mortgage notes receivable	261,272	154,449
Property, plant and equipment, net	4,800	4,315
Deferred tax asset, net (3)	169,929	155,780
Intangible assets, net	21,611	16,849
Other noncurrent assets	771	1,297

Total assets	$589,199	$478,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$261,272	$154,449
Accrued compensation, accounts payable and other current liabilities	46,867	39,725
Long-term debt (includes current portion)	578	569
Deferred rent credit and other liabilities	4,516	3,508
Payable under the tax receivable agreement (3)	154,944	149,800

Total liabilities	468,177	348,051
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 37,063,844 and 35,983,965 shares outstanding, respectively	371	360
Class B Common Stock, par value $0.01 per share, 1 share authorized, 0 and 1 share outstanding, respectively	—	—
Additional paid in capital (3)	71,267	64,049
Treasury stock	(1,055)	(490)
Retained earnings (2)	50,439	62,914

Total parent stockholders’ equity	121,022	126,833
Noncontrolling interest (3)	—	3,567

Total equity	121,022	130,400

Total liabilities and stockholders’ equity	$589,199	$478,451

Notes

(1)

The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the Company’s 2007 initial public offering and after giving effect to the Operating Partnerships units held by Holdings that have been subsequently exchanged for shares of Class A common stock of HFF, Inc. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company has since its initial public offering, operated and controlled all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected as a noncontrolling interest in

HFF reports fourth quarter and full year 2012 financial results

HFF, Inc.’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships. As of August 31, 2012, Holdings exchanged all of its remaining interests in the Operating Partnerships and the Company, through its wholly-owned subsidiaries, became the only equity holder of the Operating Partnerships.
(2)	On December 20, 2012, the Company paid a special cash dividend of $1.52 per Common Share, or $56.3 million in aggregate, to shareholders of record on December 10, 2012.
(3)

During the year ended December 31, 2012, Holdings exercised its exchange right under the Company’s amended and restated certificate of incorporation and exchanged its remaining 997,089 units in each of the Operating Partnerships for 997,089 shares of HFF, Inc.’s Class A common stock. As in the past, the Company intends to make an election under Section 754 of the Internal Revenue Code which allows for the step-up in basis of the Operating Partnerships assets to fair market value at the time of the exchanges. As a result of this increase in tax basis, the Company is entitled to additional future tax benefits of approximately $6.5 million and has recorded this amount as a deferred tax asset on its consolidated balance sheet. Additionally, during 2012, the Company reversed the remaining valuation allowance on the deferred tax assets of $21.9 million and updated the tax rates used to measure the deferred tax assets. The Company is obligated, however, pursuant to its tax receivable agreement with Holdings, to pay to Holdings 85% of the amount of cash savings, if any, in U.S. federal, state and local taxes that the Company actually realizes as a result of the increases in tax basis and as a result of certain other tax benefits arising from the Company entering into the tax receivable agreement and making payments under that agreement. As such, the Company increased its payable under the tax receivable agreement by approximately $24.1 million which reflects 85% of the increase in the deferred tax assets of $6.5 million for the step-up in basis from the exchanges and the $21.9 million reversal of the valuation allowance. These increases were partially offset by a $17.7 million payment to Holdings for the 2011 tax year and by $1.3 million due to updates to the tax rates used to measure the deferred tax assets resulting in a net year over year increase to the payable under the tax receivable agreement of $5.1

HFF reports fourth quarter and full year 2012 financial results million. Additionally, due to the exchange transactions that occurred during the year ended December 31, 2012, the Company acquired the remaining 2.7% in the Operating Partnerships and therefore the Company increased its Class A common stock at par value by $10,000 and increased its additional paid in capital by $2.7 million while decreasing the noncontrolling interest by $2.7 million to reflect the ownership change. As of December 31, 2012, the Company owned 100% of the Operating Partnerships.

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income attributable to controlling interest before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) net income attributable to the noncontrolling interest, (v) stock-based compensation expense, which is a non-cash charge, (vi) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (vii) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as supplemental measures to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including, the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income attributable to controlling interest in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income attributable to controlling interest in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it

HFF reports fourth quarter and full year 2012 financial results incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income attributable to controlling interest to Adjusted EBITDA for the Company for the three and twelve months ended December 31, 2012 and 2011:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income attributable to controlling interest	$19,647	$12,662	$43,862	$40,019
Add:
Interest expense	10	7	42	29
Income tax expense	(6,732)	8,581	8,661	22,371
Depreciation and amortization	1,514	1,449	5,767	4,627
Net income attributable to noncontrolling interest	—	614	243	2,031
Stock-based compensation (a)	743	622	3,442	2,053
Initial recording of mortgage servicing rights	(3,504)	(2,000)	(9,373)	(6,025)
Increase (decrease) in payable under the tax receivable agreement	16,145	210	17,358	3,890

Adjusted EBITDA	$27,823	$22,145	$70,002	$68,995

(a)

Amounts do not reflect expense associated with the stock component of estimated incentive payouts under the Company’s firm profit participation bonus plan or office profit participation bonus plans that are anticipated to be paid in respect of the applicable year. Such expense is recorded as incentive compensation expense within personnel expenses in the Company’s consolidated statements of income during the year to which the expense relates. Following the award, if any, of the related

HFF reports fourth quarter and full year 2012 financial results incentive payout, the stock component expense is reclassified as stock compensation costs within personnel expenses. For further information regarding the Company’s accounting policies to its firm profit participation bonus plan and office profit participation bonus plans, see Note 2 to the Company’s consolidated financial statements that will be included in the annual report on Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission. Stock-based compensation expense for the three and twelve month periods ended December 31, 2012 reflects $0.3 million and $1.0 million of expense, respectively, recognized during such periods that was associated with restricted stock granted in March 2012 under the Company’s firm profit participation bonus plan or office profit participation bonus plans in respect of 2011. Stock-based payments under such plans were first made in 2012 in respect of 2011. For further information regarding the Company’s accounting policies relating to its stock compensation, see Note 3 to the Company’s consolidated financial statements that will be included in the annual report on Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission.

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